Exhibit 10.1

PROFESSIONAL SERVICES CONSULTING AGREEMENT

THIS AGREEMENT, effective as of the date of the last signatory hereto (the “Effective Date”), is by and between (“Client”) Finca La Esmeralda, located at Salcoatitan, Sonsonate, El Salvador  and ("Consultant"), Vanell, Corp., located at Res. San Antonio Bk 10, Pje 7 N5 San Antonio Del Monte, Sonsonate, El Salvador.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree to the following:

1. Services: During the term of this Agreement, Consultant will provide consultation, guidance and technical assistance to CLIENT as outlined in the Scope of Work attached hereto as Exhibit A, which is incorporated by reference as if set forth at length herein. At the sole discretion of CLIENT, this Scope of Work may be reasonably modified, reduced or expanded.

2. Term of Agreement/Termination: The term of this Agreement shall be for 12 months beginning from the Effective Date, unless terminated earlier as provided herein. CLIENT may terminate this Agreement for any reason upon twenty (20) days advance written notice to Consultant. Consultant may terminate this Agreement in the event that CLIENT commits a breach of its material obligations hereunder, upon twenty (20) days advance written notice and where CLIENT does not cure the breach.

3. Payment: The CLIENT will pay to Consultant $85.00 per hour for services rendered to the CLIENT under this Agreement.  CLIENT should be invoiced for consulting fees in an amount not to exceed $2,500 per month. Invoicing should be on a monthly basis, beginning after the Consultant has completed his first four (4) weeks of service. Under no circumstances shall Consultant perform work having a value (based on the agreed upon per hour rate) in excess of the maximum permitted fee. Consultant shall have discretion in selecting the dates and times it performs consulting services throughout the month giving due regard to the needs of the CLIENT’s business.  Payment by CLIENT is due within thirty (30) days from receipt of an approved invoice. The CLIENT agrees to reimburse Consultant for all actual reasonable and necessary expenditures, which are directly related to the consulting services.  These expenditures include, but are not limited to, expenses related to travel (i.e. airfare, hotel, temporary housing, meals, parking, mileage, etc.), telephone calls, and postal expenditure.  Expenses incurred by Consultant will be reimbursed by the CLIENT within 15 days of Consultant’s proper written request for reimbursement.

4. Invoices/Reporting: All invoices submitted to CLIENT by Consultant for payment must include a written, task based report detailing the services actually and reasonably provided by Consultant to CLIENT along with the time spent by Consultant performing the same. Consultant shall certify in writing that each such invoice is complete and accurate. Payment is contingent on provision of such invoices. Consultant shall provide technical reports in accordance with the Scope of Work attached as Exhibit A.

5. Assignment: CLIENT has retained Consultant based, in part, upon his qualification to perform the Work. Consultant shall not assign his rights or obligations hereunder without the prior written consent of CLIENT. Neither shall he subcontract, either directly or indirectly, any of his responsibilities hereunder without the prior written consent of CLIENT.

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6. Conflicts Of Interest: Consultant represents that there are no conflicts of interest, as defined by CLIENT policy concerning the same, between services to be rendered under this Agreement and Consultant's services and employment with other parties. If, during the course of this Agreement, Consultant becomes aware of facts which constitute or may give rise to a conflict of interest, Consultant shall immediately advise CLIENT, so that it may determine appropriate procedures for managing the same.

7. Relationship of Parties: The CLIENT and Consultant are independent contractors. Both parties acknowledge and agree that Consultant's engagement hereunder is not exclusive and that either party may provide to, or retain from, others similar such services provided that it does so in a manner that does not otherwise breach this Agreement. Neither party is, nor shall claim to be, a legal agent, representative, partner or employee of the other, and neither shall have the right or authority to contract in the name of the other nor shall it assume or create any obligations, debts, accounts or liabilities for the other.

8. Confidential Information and Intellectual Property:

(a) Consultant shall maintain in strict confidence, and not use or disclose except pursuant to written instructions from the CLIENT, any Trade Secret (as defined below) of the CLIENT, for so long as the pertinent data or information remains a Trade Secret, provided that the obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify as a Trade Secret as a result of the acts or omissions of Consultant.

(b) Consultant shall maintain in strict confidence and, except as necessary to perform his duties hereunder, not to use or disclose any Confidential Business Information (as hereinafter defined) during the term of this Agreement and for a period of one (1) year thereafter.

(c) Consultant may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring the disclosing party (in its legal counsel's reasonable opinion) to do so, provided that the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time to allow the CLIENT to seek an appropriate protective order.

(a) "Trade Secret" shall mean any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a plan, a device, a method, a technique, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Confidential Business Information" shall mean any nonpublic information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Consultant in connection with performing services for the CLIENT, including (without limitation) oral and written information concerning the CLIENT's financial positions and results of operations (revenues, margins, assets, net income, etc.)), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. (b) All original works of authorship that result from the performance by Consultant of his duties hereunder, are deemed to be "works made for hire" under the copyright laws of the Republic of Poland, and will be and will remain the sole and exclusive property of the CLIENT. Consultant, at the CLIENT's request and sole expense, will assign to the CLIENT in perpetuity all proprietary rights that he may have in such works of authorship. Such assignment shall be done by documents as prepared by the CLIENT. Should the CLIENT elect to register claims of copyright to any such works of authorship, Consultant will, at the expense of the CLIENT, do such things, sign such documents and provide such reasonable cooperation as is necessary for the CLIENT to register such claims, and obtain, protect, defend and enforce such proprietary rights. Consultant shall have no right to use any trademarks or proprietary marks of the CLIENT without the express, prior written consent of the CLIENT regarding each use.

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i. In the event Consultant shall violate or threaten to violate the provisions of this Section, damages at law will be an insufficient remedy and the CLIENT shall be entitled to equitable relief including but not limited to injunction, monetary damages, punitive damages, and specific liquidated damages for disclosure of confidential information and use of such information to solicit CLIENT's customers. In addition, other remedies or rights available to the CLIENT and no bond or security will be required in connection with such equitable relief.

ii. The existence of any claim or cause of action that Consultant may have against the CLIENT will not at any time constitute a defense to the enforcement by the CLIENT of the restrictions or rights provided by this Section, but the failure to assert such claim or cause of action shall not be deemed to be a waiver of such claim or cause of action.

9. General Provisions:

(a) The failure by either party to enforce any provision of this Agreement or to timely insist on performance shall not constitute or be construed as a waiver of any right to strictly enforce a contractual provision.

(b) Except as set forth in the Scope of Work attached as Exhibit A, Consultant warrants that its performance of this Agreement does not depend on the acquisition of rights from any third party and the conveyance of the deliverables described in the Scope of Work attached as Exhibit A will not knowingly infringe on the intellectual property rights of any third party.

(c) Any notice provided for in this Agreement shall be in writing and deemed to have been received if sent by certified mail, postage pre-paid.

(d) The provisions of this Agreement shall be governed by the laws of Poland, and the parties agree that any disputes resulting from or related to this Agreement are to be settled by the Court of Arbitration at the Polish Chamber of Commerce in Warsaw pursuant to the Rules of this Court.

(e) This Agreement constitutes the entire understanding between the parties regarding this matter and merges any and all prior discussions, representations, promises, and warranties within its scope. There are no representations, warranties or promises not expressly set forth in this Agreement. Except as expressly set forth herein, this Agreement may not be modified, renewed, or extended, except in writing, signed by both parties.

IN WITNESS WHEREOF, the parties hereunder have executed this Agreement on November 26, 2012.

CLIENT:

Finca La Esmeralda

Salcoatitan, Sonsonate,

El Salvador

By:    /s/ Emilio George Diaz  Lopez

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Title:  Manager

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Date:  November 26, 2012

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CONSULTANT:

Vanell, Corp.

Res. San Antonio Bk 10, Pje 7 N5

San Antonio Del Monte,

Sonsonate, El Salvador

By:    /s/ Francisco Douglas Magana

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Title:  Director

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Date: November 26, 2012

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E X H I B I T  A

Scope of Work

Vanell, Corp. (Consultant) has been contracted by Finca La Esmeralda (CLIENT) to provide consulting service in commercial cultivation and processing of coffee (Product).  Consultant’s specific areas of services include but are not limited to the following:

CLIENT’s existing cultivation facilities:

1. Review of the current cultivation process used by CLIENT.

2. Prepare a written recommendation for improvement of harvesting methods that are appropriate for existing facility. Special consideration should be given to the selection of the right seed for plantation conditions, rational harvesting, coffee quality, dissolved and injected fertilization and farm mechanization. After approval of any recommendations by CLIENT provide necessarily instructing and training of staff (if required).

3. Review of the harvesting methods, processing, packaging and storing of the product.

4. Review of the pest management, especially of berry borers, nematodes, and leaf rust fungus (Hemileia vastatix Berk. And Br.).

5. Prepare a written recommendation for improvement of harvesting, processing, packaging and storing of the product.

6. After the revision of contracts with product distributors prepare a written recommendation regarding marketing strategies, new distributor’s networks and logistic solutions.

On-Call service:

1. Give verbal or written recommendations or instructions via phone, mail or email regarding any CLIENT’s questions that are not mentioned above, but are related to commercial cultivation and processing of coffee.

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